Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER 2007 EARNINGS

August 3, 2007

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $800,000 for the quarter ended June 30, 2007 and $1.8 million for the six month period ended June 30, 2007 compared to $1.1 million and $2.2 million for the second quarter and first six months of the prior year. First PacTrust Bancorp reported both basic and diluted earnings per share of $.19 for the second quarter ended June 30, 2007 compared to basic and diluted earnings per share of $.28 and $.27 for the second quarter ended June 30, 2006, respectively. First PacTrust Bancorp reported basic and diluted earnings per share of $.44 and $.43 for the six months ended June 30, 2007 compared to $.55 and $.53 for the six months ended June 30, 2006.

For the quarter ended June 30, 2007, interest income was $11.3 million, consistent with the same period from the prior year although average interest on loans increased 22 basis points and average loan balances declined $25.2 million. For the six months ended June 30, 2007, total interest income increased $1.6 million to $23.2 million primarily due to a 43 basis point increase in the average yield on loans receivable reflecting the overall increase in interest rates compared to the prior period. The average balance of loans increased $2.2 million for the six months ended June 30, 2007 which also contributed to the increase in interest income for the period.

Total interest expense increased $646,000 to $7.2 million for the quarter ended June 30, 2007 from $6.5 million for the prior year’s second quarter. This increase resulted primarily from a 52 basis point increase in the Company’s cost of funds due to increased market interest rates and a $49.5 million increase in the average balance of deposits from $513.8 million for the quarter ended June 30, 2006 to $563.3 million for the quarter ended June 30, 2007. Interest expense was also affected by an increase of 13 basis points in average interest rates paid on FHLB advances, which declined $53.7 million, as a result of increased deposits and a reduction in loan balances. For the six months ended June 30, 2007, total interest expense increased $2.5 million to $14.6 million from $12.1 million for the six month period ending June 30, 2006 due also to the Company’s increasing cost of funds and growth in deposit balances. For the six month period ended June 30, 2007, the Company’s cost of funds increased 74 basis points while the average balance of deposits increased $56.4 million from $505.6 million at June 30, 2006 to $561.9 million at June 30, 2007. FHLB advances declined $53.7 million for the six month period ended June 30, 2007.

Net interest income before provision for loan losses decreased $639,000 to $4.1 million for the quarter ended June 30, 2007, compared to $4.8 million in the same period of the prior year, reflecting the combined effect of the factors mentioned above. For the six months ended June 30, 2007 total net interest income before provision for loan losses decreased $899,000 to $8.6 million from $9.5 million for the six month ending June 30, 2006 due also to the same factors mentioned above.

During the second quarter of 2007, a negative provision of $74,000 was made compared to a provision of $112,000 in the same period of the prior year. A negative provision of $90,000 and a provision for loan losses of $183,000 were made for the six month periods ended June 30, 2007 and 2006, respectively. A negative provision was made during the three month and six month periods as a result of decreased loan balances, continued low level of charge-offs, adjustments made for current peer ratios and changes in other economic factors affecting the loan loss analysis. During the quarter ended June 30, 2007 one construction loan totaling $10.0 million, was placed on non-accrual, was determined to be impaired, and a specific loss allocation of $786,000 was established. Other than this construction loan the Company’s delinquencies and classified assets have remained low. At this time the Company does not anticipate elevated levels of non-accrual loans and classified assets in the remaining construction loan segment of the portfolio. Additionally, the Company does not originate subprime loans. The allowance for loan losses was $4.6 million or .65% of total loans at June 30, 2007, compared to $4.9 million or .64% of total loans at June 30, 2006.

Noninterest income increased $68,000 to $629,000 for the second quarter of 2007 from $561,000 for the same period of the prior year primarily due to increased customer service fees. Noninterest income for the six months ended June 30, 2007 increased $134,000 to $1.2 million from $1.1 million for six month period ended June 30, 2006 also due primarily to increased customer service fees.

Noninterest expense increased $153,000 to $3.7 million for the second quarter of 2007 from $3.5 million for the second quarter of 2006, primarily due to increased professional fees, occupancy expenses and data processing costs. Noninterest expense increased $210,000 to $7.2 million for the six months ended June 30, 2007 compared to $7.0 million for the same period of the prior year primarily due to increased stock compensation expenses.

Total assets decreased by $39.1 million, or 4.9%, to $769.2 million at June 30, 2007 from $808.3 million at December 31, 2006 primarily due to decreased loan balances resulting from loan repayments exceeding loan originations for the six months ended June 30, 2007. In order to prevent further margin compression, the bank has not been pursuing one to-four- family loan originations in the current competitive interest rate environment.

Total deposits increased by $12.4 million to $583.0 million at June 30, 2007 from $570.5 million at December 31, 2006. Deposits increased as a result of marketing efforts and newly originated business deposits, and primarily reflected growth in money market accounts. Due to the increased retail deposit balances and reduction of loans outstanding, the bank has become less reliant on wholesale funding including Federal Home Loan Bank advances, which decreased $53.7 million to $97.5 million at June 30, 2007, and brokered certificate of deposits, which decreased $15.4 million to $6.3 million at June 30, 2007.

Equity increased $1.7 million to $83.4 million at June 30, 2007 from $81.7 million at December 31, 2006. The net increase resulted primarily from net income of $1.8 million, an increase in ESOP shares earned of $559,000, stock awards earned of $343,000, and an increase to retained earnings in the amount of $328,000 resulting from the adoption of the new accounting standard FIN 48. Equity was decreased primarily by the payment of dividends of $1.5 million and the purchase of treasury stock of $310,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,297	$11,290	$23,235	$21,599
Total interest expense	7,151	6,505	14,600	12,065

Net interest income	4,146	4,785	8,635	9,534
Provision for loan losses	(74)	112	(90)	183

Net interest income after provision for loan losses	4,220	4,673	8,725	9,351
Noninterest income	629	561	1,209	1,075
Noninterest expense	3,676	3,523	7,174	6,964

Income before taxes	1,173	1,711	2,760	3,462
Income tax provision	373	589	922	1,228

Net income	$800	$1,122	$1,838	$2,234

Earnings per share
Basic	$.19	$.28	$.44	$.55

Diluted	$.19	$.27	$.43	$.53

	June 30, 2007	December 31, 2006
	(In thousands)
Selected Financial Condition Data
Total assets	$769,152	$808,343
Cash and cash equivalents	16,125	13,995
Loans receivable, net	701,627	740,044
Securities available for sale	13,976	13,989
Deposits	582,983	570,543
BOLI	16,693	16,349
Advances from Federal Home Loan Bank	97,500	151,200
Shareholders’ equity	83,442	81,741

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Selected Financial Ratios (1)
Return on average assets	.41%	.56%	.47%	.57%
Return on average equity	3.84	5.68	4.43	5.68
General and administrative expenses to average assets	1.90	1.76	1.82	1.77
Efficiency ratio (2)	76.98	65.90	72.88	65.64
Net interest margin	2.24	2.50	2.30	2.54

	As of June 30, 2007	As of June 30, 2006
Non-performing assets to total assets (3)	1.37%	.00%

Book value per common share (4)	$20.01	$19.44

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.